Exhibit 99

FPL Group, Inc.
Corporate Communications Dept.
Media Line: (305) 552-3888
July 28, 2006

FOR IMMEDIATE RELEASE

FPL Group announces second quarter earnings

  FPL Energy posts outstanding quarter with excellent results from new project additions and existing assets

  Florida Power & Light results hampered by prior years' storm cost disallowances

  FPL Group anticipates 2006 adjusted earnings at high end of previously announced $2.80 to $2.90 range

JUNO BEACH, Fla. (July 28, 2006) - FPL Group, Inc. (NYSE: FPL) today reported 2006 second quarter net income on a GAAP basis of $238 million, or $0.60 per share, compared with $203 million, or $0.52 per share, in the second quarter of 2005. FPL Group's net income for the second quarter of 2006 included a net unrealized after-tax loss of $20 million associated with the mark-to-market effect of non-qualifying hedges and $4 million of after-tax merger related costs. The results for last year's second quarter included a net unrealized after-tax loss of $52 million associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges and merger- related costs, FPL Group's earnings would have been $262 million or $0.66 per share for the second quarter of 2006, compared with $255 million, or $0.66 per share, in the second quarter of 2005.

FPL Group's management uses adjusted earnings internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and for the company's employee incentive compensation plan. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group's fundamental earnings power.

"FPL Group's second quarter earnings results were mixed," said Lew Hay, chairman, president and chief executive officer of FPL Group, "with strong growth at FPL Energy offsetting a decline at Florida Power & Light driven primarily by unanticipated storm cost disallowances associated with prior years' storms. It is important to note that excluding the unprecedented storm cost disallowance, FPL Group's adjusted earnings would have been $0.07 per share or 11 percent better than last year's second quarter.

"FPL Energy continues to perform exceptionally well, with strong contributions from virtually every segment of its business; adjusted earnings grew nearly 50 percent quarter over quarter. However, Florida Power & Light's results were hampered by the write-off of certain disallowed storm costs. Weather-related sales comparisons, customer growth and usage were all favorable quarter over quarter. Although operations and maintenance expenses were higher, they were largely in line with our expectations."

Florida Power & Light Company
Florida Power & Light Company, FPL Group's principal subsidiary, reported second quarter net income of $182 million or $0.46 per share, compared to $201 million or $0.52 per share for the prior year quarter.

In the last 12 months, the average number of FPL accounts increased by 85,000 or 2 percent, which is slightly below the average growth experienced in the last several years, but still in line with previously announced customer growth expectations and longer term historical levels. Retail sales of electricity grew 6.8 percent during the second quarter, which witnessed somewhat above average temperatures.

Operations and maintenance (O&M) expense increased compared to the prior year quarter due primarily to higher distribution costs and the implementation of the Storm SecureSM initiative, which was announced earlier this year. Looking forward, increased spending is expected for the full year in fossil generation, transmission and distribution, and customer service, as well as continued increases in employee benefit costs. Distribution expenses and capital expenditures are also expected to increase as a result of the Storm Secure initiative.

Depreciation and amortization expense decreased $35 million to $197 million for the second quarter of 2006, primarily driven by the extension of the useful lives on the generation fleet and the elimination of the nuclear decommissioning accrual, both of which were implemented as a result of last year's base rate proceeding and the August 2005 stipulation and settlement agreement. The lower overall depreciation was partly offset by the addition of the Martin and Manatee generating facilities, which were brought on-line in late June 2005.

During the quarter, the Florida Public Service Commission (PSC) held three days of hearings on the prudency of FPL's 2005 storm costs as well as the considerations that should lead to choosing securitization or surcharge for storm cost recovery and the level of the reserve that should be targeted. The PSC approved storm cost recovery of $736 million, a storm reserve of $200 million and the use of securitization for storm cost recovery. They also voted to deny FPL recovery of approximately $54 million in storm restoration costs.

"FPL's results were pressured in the second quarter by a number of factors but primarily the negative impact of the disallowance of certain costs from the prior years' storm season, plus the implementation of the Storm Secure initiative and higher distribution costs," said Hay. "Customer growth was a healthy two percent, albeit below the pace of the last several years, and weather-adjusted usage growth improved from the flat usage seen in the first quarter. Cooling degree days, a common metric used for determining weather impacts on energy usage, was up nearly 11 percent compared to normal."

FPL Energy

FPL Energy, the competitive energy subsidiary of FPL Group, reported second quarter net income on a GAAP basis of $92 million or $0.23 per share, compared to $20 million or $0.05 per share in the prior year quarter. FPL Energy's net income for the second quarter of 2006 included a net unrealized after-tax loss of $20 million associated with the mark-to-market effect of non-qualifying hedges. The results for last year's second quarter included a net unrealized after-tax loss of $52 million associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges, net income for FPL Energy would have been $112 million or $0.28 per share compared to $72 million or $0.19 per share in 2005.

FPL Energy's growth in adjusted earnings in the second quarter is due primarily to the addition of new projects, strong performance of its existing assets, good operational performance across the portfolio and favorable market conditions. In addition, FPL Energy benefited from the absence of a refueling outage at the Seabrook Nuclear Plant which more than offset the impact of poor wind resource.

"We are very pleased with the strong adjusted earnings growth that FPL Energy was able to achieve again this quarter. Since July 2005 FPL Energy has added 722 megawatts of new wind and has more than 330 megawatts under construction. In addition, FPL Energy added a 70 percent interest in the Duane Arnold Energy Center to its portfolio," said Hay. "These new project additions combined with excellent tactical and operational effectiveness and favorable market conditions all played a part in our success this quarter."

There has been little change in FPL Energy's contract coverage position for the balance of 2006. As of June 30, 2006, FPL Energy's overall 2006 contract coverage stood at 87 percent. Approximately 95 percent of FPL Energy's 2006 expected gross margin for the wholesale generation fleet is protected against fuel and power market volatility. With favorable market conditions, FPL Energy continued to make good progress during the second quarter in selling forward the output from its power plants for 2007 where contract coverage now stands at 82 percent. Approximately 90 percent of FPL Energy's 2007 expected gross margin for its wholesale generation fleet is protected against fuel and power market volatility.

FPL Energy's 2006 wind program continues to make excellent progress with approximately 760 megawatts of new wind projects - excluding acquisitions - either already completed or expected to reach commercial operation by the end of the year. With the extension of the federal wind production tax credit through the end of 2007, a strong pipeline of wind projects and corresponding equipment contracts in place, FPL Energy expects to add at least 1,500 megawatts over the course of the 2006/2007 period.

Corporate and Other

Corporate and Other negatively impacted net income by $36 million or $0.09 per share, primarily driven by interest expense and the impact of certain state tax law changes, plus merger related expenses.

Outlook

"The strong performance through the first half of the year at FPL Energy positions us well for the full year," said Hay. "Despite the unanticipated and disappointing $0.07 negative impact from the PSC's storm cost decision at Florida Power & Light, FPL Energy's performance has been so strong that we expect FPL Group to be at the upper end of our previously announced range for 2006 adjusted earnings per share of $2.80 to $2.90. While the all-important third quarter is still ahead we have great confidence in our position at this point in the year. Looking towards 2007, developments in the first half of 2006 have been positive. We do not expect to provide a full update of our 2007 adjusted earnings per share expectations of $3.15 to 3.35 until the budgeting process is more advanced following the end of the third quarter. However, based on what we see at the moment, we would expect to be in the upper half of that range. As always, our expectations assume normal weather and exclude the cumulative effect of adopting new accounting standards, the mark-to-market effect of non-qualifying hedges, and merger-related expenses, none of which can be determined at this time."

Constellation Merger

"The second quarter also witnessed significant developments in Maryland which bear on our proposed merger with Constellation Energy," said Hay. "We continue to be very positive on the strategic rationale for the merger and believe that some greater clarity has been provided by the rate plan adopted for Baltimore Gas & Electric by the Maryland Legislature. However, additional uncertainty has been created around the membership of the Maryland Public Service Commission which has affected the schedule for hearings leading to a regulatory approval decision. We will continue to work diligently with Constellation with the aim of obtaining timely approval of the merger on acceptable terms. Shareholders should rest assured that while we very much believe in the benefits of this merger, we will not sacrifice excessive value to Maryland in order to consummate this transaction."

Non-solicitation

This communication is not a solicitation of a proxy from any security holder of FPL Group, Inc. ("FPL Group") or Constellation Energy Group, Inc. ("Constellation Energy"). Constellation Energy has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 (Registration No. 333-135278) that includes a preliminary joint proxy statement/prospectus of Constellation Energy and FPL Group. Once finalized, a definitive joint proxy statement/prospectus will be sent to security holders of FPL Group and Constellation Energy seeking approval of the proposed transaction. WE URGE INVESTORS TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FPL GROUP, CONSTELLATION ENERGY AND THE PROPOSED TRANSACTION. Investors are able to obtain these materials (as they become available) and other documents filed with the SEC free of charge at the SEC's website, www.sec.gov. In addition, a copy of the definitive joint proxy statement/prospectus (when it becomes available) may be obtained free of charge from FPL Group, 700 Universe Blvd., Juno Beach, FL 33408, Attention: Investor Relations, or from Constellation Energy, Shareholder Services, 750 East Pratt St., Baltimore, MD 21202.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

FPL Group, Constellation Energy and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding FPL Group's and Constellation Energy's directors and executive officers is available in the preliminary joint proxy statement/prospectus that Constellation Energy has filed with the SEC in connection with the proposed merger. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is also contained in the preliminary joint proxy statement/prospectus filed by Constellation Energy and will be contained in other relevant materials to be filed with the SEC.

This document includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, for example, statements regarding benefits of the proposed merger, the likelihood and timing of the closing of the proposed merger, integration plans and expected synergies, anticipated future financial and operating performance and results, including estimates for growth. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, believe, could, estimated, may, plan, potential, projection, target, outlook) are not statements of historical facts and may be forward-looking. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, for example, the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of FPL Group or Constellation Energy stockholders to approve the transaction; the risk that the businesses will not be integrated successfully or that anticipated synergies will not be achieved or will take longer to achieve than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees, suppliers or governmental entities; unexpected transaction costs or liabilities; economic conditions; and other specific factors discussed in documents filed with the SEC by both FPL Group and Constellation Energy. These risks, as well as other risks associated with the merger, are more fully discussed in the preliminary joint proxy statement/prospectus that Constellation Energy has filed with the SEC in connection with the proposed merger. Additional factors that may affect the future results of FPL Group or Constellation Energy are set forth in their respective filings with the SEC. Investors and security holders may obtain free copies of these documents at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by FPL Group at www.fplgroup.com/investor. Investors and security holders may obtain free copies of the documents filed by Constellation Energy at www.constellation.com/investors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Neither FPL Group nor Constellation Energy undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document.

As previously announced, FPL Group's second quarter earnings conference call is scheduled for 9:30 a.m. ET on Friday, July 28, 2006. The webcast is available on FPL Group's website by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml. The slides accompanying the presentation may be downloaded at www.FPLGroup.com beginning at 7:30 a.m. ET today. For persons unable to listen to the live webcast, a replay will be available for 90 days by accessing the same link as listed above.

This press release should be read in conjunction with the attached unaudited financial information.

Profile

FPL Group, with annual revenues of more than $11 billion, is nationally known as a high-quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 26 states, it is widely recognized as one of the country's premier power companies. Its principal subsidiary, Florida Power & Light Company, serves more than 4.4 million customer accounts in Florida. FPL Energy, LLC, FPL Group's competitive energy subsidiary, is a leader in producing electricity from clean and renewable fuels. Additional information is available on the Internet at www.FPLGroup.com, www.FPL.com and www.FPLEnergy.com.

Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this press release, on their respective websites, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, believe, could, estimated, may, plan, potential, projection, target, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

FPL Group and FPL are subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions, including initiatives regarding deregulation and restructuring of the energy industry.  FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements.  These factors may have a negative impact on the business and results of operations of FPL Group and FPL.

  FPL Group and FPL are subject to complex laws and regulations, and to changes in laws or regulations, including the PURPA, the Holding Company Act, the Federal Power Act, the Atomic Energy Act of 1954, as amended, the 2005 Energy Act and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including those of the FERC, the FPSC and the legislatures and utility commissions of other states in which FPL Group has operations, and the NRC, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, ROE and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).  The FPSC has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

  FPL Group and FPL are subject to extensive federal, state and local environmental statutes as well as the effect of changes in or additions to applicable statutes, rules and regulations relating to air quality, water quality, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

  FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation or restructuring of the production and sale of electricity.  FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

  FPL Group's and FPL's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

The operation of power generation facilities, including nuclear facilities, involves significant risks that could adversely affect the results of operations and financial condition of FPL Group and FPL.

  The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, use of new technology, the dependence on a specific fuel source, including the supply and transportation of fuel, or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency.  This could result in lost revenues and/or increased expenses, including the requirement to purchase power in the market at potentially higher prices to meet its contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power.  In addition to these risks, FPL Group's and FPL's nuclear units face certain risks that are unique to the nuclear industry including the ability to store and/or dispose of spent nuclear fuel, the potential payment of significant retrospective insurance premiums, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's and FPL's plants, or at the plants of other nuclear operators.  Breakdown or failure of an operating facility of FPL Energy may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

The construction of, and capital improvements to, power generation facilities involve substantial risks.  Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL Group and FPL could be adversely affected.

  FPL Group's and FPL's ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities within established budgets is contingent upon many variables and subject to substantial risks.  Should any such efforts be unsuccessful, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, and/or the write-off of their investment in the project or improvement.

The use of derivative contracts by FPL Group and FPL in the normal course of business could result in financial losses that negatively impact the results of operations of FPL Group and FPL.

  FPL Group and FPL use derivative instruments, such as swaps, options and forwards to manage their commodity and financial market risks, and to a lesser extent, engage in limited trading activities.  FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.  In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the FPSC.

FPL Group's competitive energy business is subject to risks, many of which are beyond the control of FPL Group, that may reduce the revenues and adversely impact the results of operations and financial condition of FPL Group.

  There are other risks associated with FPL Group's competitive energy business.  In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel (including transportation), transmission constraints, competition from new sources of generation, excess generation capacity and demand for power.  There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy.  FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results.  In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results.  In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

FPL Group's ability to successfully identify, complete and integrate acquisitions, including the proposed merger with Constellation Energy Group, Inc. (Constellation Energy) is subject to significant risks, including the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

  FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry, in general, as well as the passage of the 2005 Energy Act.  In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

  FPL Group's ability to successfully complete and integrate the proposed merger between FPL Group and Constellation Energy is subject to certain risks and uncertainties including the ability to obtain governmental approvals of the transaction on the proposed terms, conditions and schedule; the failure of FPL Group or Constellation Energy's shareholders to approve the transaction; the risk that anticipated synergies will not be achieved or will take longer to achieve than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees, suppliers or governmental entities; unexpected transaction costs or liabilities; economic conditions; and other specific factors discussed in documents filed with the SEC by both FPL Group and Constellation Energy.  These risks, as well as other risks associated with the merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that Constellation Energy will file with the SEC in connection with the proposed merger.

FPL Group's proposed merger with Constellation Energy is subject to receipt of consents or approvals from governmental entities that could delay or prevent the completion of the merger or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the merger.

  Completion of the merger is conditioned upon the receipt of consents, orders, approvals or clearances, as required, from the FERC, the NRC and the public service commissions or similar entities in several of the states in which Constellation Energy and/or FPL Group operate electric and/or gas businesses, including the state of Maryland.  Among other things, governmental entities could seek to block the merger or condition their approval of the merger upon Constellation Energy and/or FPL Group entering into agreements to restrict the operations of the combined businesses in accordance with specified business conduct rules or to take other actions which governmental entities deem necessary or desirable in the public interest.  The terms of any such conditions that may be imposed, if any, are not known by FPL Group as of the date hereof.  If those approvals are not received, or they are not received on terms that satisfy the conditions set forth in the merger agreement, then neither Constellation Energy nor FPL Group will be required to complete the merger.  In addition, the Maryland legislature, governor and Public Service Commission have been engaged in extensive discussions relating to the proposed merger and the imposition of conditions to the granting of necessary approvals, and there can be no assurance that the outcome of these discussions will be favorable to FPL Group, Constellation Energy or the merger.  A substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in connection with such approvals could have a material adverse effect on the business, financial condition or results of operations of the combined company, could result in litigation with one or more governmental entities and/or may cause the abandonment of the merger.

The anticipated benefits of combining FPL Group and Constellation Energy may not be realized.

  FPL Group entered into the merger agreement with the expectation that the merger would result in various benefits, including, among other things, synergies, cost savings and operating efficiencies.  Although FPL Group expects to achieve the anticipated benefits of the merger, including the synergies, achieving them is subject to a number of uncertainties, including:

    the ability of the two companies to combine certain of their operations or take advantage of expected growth opportunities;

    whether the FERC, the NRC, state or any other regulatory authorities whose approval is required to complete the merger impose conditions on the merger or require the combined company to share a portion of the expected synergies of the merger relating to utility operations with customers, any of which may have an adverse effect on the combined company; and

    general competitive factors in the market place.

  In addition, Constellation Energy's business involves certain risks which are different from the risks of FPL Group's current business, and as a result the combined company may be exposed to competitive, regulatory, operational and other challenges that do not affect FPL Group's businesses to a similar extent.

FPL Group and FPL will be subject to business uncertainties and contractual restrictions while the merger is pending that could adversely affect their businesses.

  Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FPL Group and FPL, regardless of whether the merger is eventually completed.  Although FPL Group and FPL have taken steps designed to reduce any adverse effects, these uncertainties may impair FPL Group's and FPL's ability to attract, retain and motivate key personnel until the merger is completed, or the merger agreement is terminated, and for a period of time thereafter, and could cause customers, suppliers and others that deal with FPL Group and FPL to seek to change existing business relationships with FPL Group and FPL.

  Employee retention and recruitment may be particularly challenging during the pendency of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.  If, despite FPL Group's and FPL's retention and recruiting efforts, key employees depart or fail to accept employment with either of the companies because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, FPL Group's, FPL's or the combined company's business could be seriously harmed.

  The pursuit of the merger and the preparation for the integration of Constellation Energy and FPL Group may place a significant burden on management and internal resources.  The diversion of management attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could harm FPL Group's and FPL's businesses, financial condition and operating results, regardless of whether the merger is eventually completed.

  In addition, the merger agreement restricts FPL Group and FPL, without Constellation Energy's consent, from making certain acquisitions and taking other specified actions until the merger occurs or the merger agreement terminates.  These restrictions may prevent FPL Group and FPL from pursuing otherwise attractive business opportunities and making other changes to their businesses prior to completion of the merger or termination of the merger agreement.

Because FPL Group and FPL rely on access to capital markets, the inability to maintain current credit ratings and access capital markets on favorable terms may limit the ability of FPL Group and FPL to grow their businesses and would likely increase interest costs.

  FPL Group and FPL rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows.  The inability of FPL Group, FPL Group Capital and FPL to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, which, in turn, could impact FPL Group's and FPL's ability to grow their businesses and would likely increase their interest costs.

Customer growth in FPL's service area affects FPL Group's results of operations.

  FPL Group's results of operations are affected by the growth in customer accounts in FPL's service area.  Customer growth can be affected by population growth as well as economic factors in Florida, including job and income growth, housing starts and new home prices.  Customer growth directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

Weather affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities.  FPL Group's and FPL's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage, may affect fuel supply, and could require additional costs to be incurred.  At FPL, recovery of these costs is subject to FPSC approval.

FPL Group and FPL are subject to costs and other effects of legal proceedings as well as changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

  FPL Group and FPL are subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

Threats of terrorism and catastrophic events that could result from terrorism may impact the operations of FPL Group and FPL in unpredictable ways.

  FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities.  Generation and transmission facilities, in general, have been identified as potential targets.  The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

The ability of FPL Group and FPL to obtain insurance and the terms of any available insurance coverage could be affected by national, state or local events and company-specific events.

  FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

FPL Group and FPL are subject to employee workforce factors that could affect the businesses and financial condition of FPL Group and FPL.

  FPL Group and FPL are subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees and work stoppage that could affect the businesses and financial condition of FPL Group and FPL.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended June 30, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,999	$ 771	$ 39	$ 3,809

Operating Expenses
Fuel, purchased power and interchange	1,751	404	19	2,174
Other operations and maintenance	359	143	19	521
Disallowed storm costs	54	-	-	54
Merger-related	-	-	6	6
Amortization of storm reserve deficiency	37	-	-	37
Depreciation and amortization	197	91	6	294
Taxes other than income taxes	262	23	-	285

Total operating expenses	2,660	661	50	3,371

Operating Income (Loss)	339	110	(11)	438

Other Income (Deductions)
Interest charges	(75)	(64)	(39)	(178)
Equity in earnings of equity method investees	-	30	-	30
Gains (losses) on disposal of equity method investees
and leveraged leases - net	-	-	-	-
Allowance for equity funds used during construction	5	-	-	5
Interest income	12	6	2	20
Other - net	(4)	1	3	-

Total other income (deductions) - net	(62)	(27)	(34)	(123)

Income (Loss) Before Income Taxes	277	83	(45)	315

Income Tax Expense (Benefit)	95	(9)	(9)	77

Net Income (Loss)	$ 182	$ 92	$ (36)	$ 238

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 182	$ 92	$ (36)	$ 238

Adjustments, net of income taxes:
Merger costs	-	-	4	4
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	20	-	20

Adjusted Earnings (Loss)	$ 182	$ 112	$ (32)	$ 262

Earnings (Loss) Per Share (assuming dilution)	$ 0.46	$ 0.23	$ (0.09)	$ 0.60
Adjusted Earnings (Loss) Per Share	$ 0.46	$ 0.28	$ (0.08)	$ 0.66
Weighted-average shares outstanding (assuming dilution)				397

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended June 30, 2005	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,298	$ 420	$ 23	$ 2,741

Operating Expenses
Fuel, purchased power and interchange	1,149	240	4	1,393
Other operations and maintenance	316	110	11	437
Disallowed storm costs	-	-	-	-
Merger-related	-	-	-	-
Amortization of storm reserve deficiency	44	-	-	44
Depreciation and amortization	232	76	6	314
Taxes other than income taxes	214	18	1	233

Total operating expenses	1,955	444	22	2,421

Operating Income (Loss)	343	(24)	1	320

Other Income (Deductions)
Interest charges	(50)	(56)	(34)	(140)
Equity in earnings of equity method investees	-	26	-	26
Gains (losses) on disposal of equity method investees
and leveraged leases - net	-	8	-	8
Allowance for equity funds used during construction	12	-	-	12
Interest income	2	9	6	17
Other - net	(1)	14	1	14

Total other income (deductions) - net	(37)	1	(27)	(63)

Income (Loss) Before Income Taxes	306	(23)	(26)	257

Income Tax Expense (Benefit)	105	(43)	(8)	54

Net Income (Loss)	$ 201	$ 20	$ (18)	$ 203

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 201	$ 20	$ (18)	$ 203

Adjustments, net of income taxes:
Merger costs	-	-	-	-
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	52	-	52

Adjusted Earnings (Loss)	$ 201	$ 72	$ (18)	$ 255

Earnings (Loss) Per Share (assuming dilution)	$ 0.52	$ 0.05	$ (0.05)	$ 0.52
Adjusted Earnings (Loss) Per Share	$ 0.52	$ 0.19	$ (0.05)	$ 0.66
Weighted-average shares outstanding (assuming dilution)				386

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Six Months Ended June 30, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 5,583	$ 1,723	$ 87	$ 7,393

Operating Expenses
Fuel, purchased power and interchange	3,289	892	46	4,227
Other operations and maintenance	689	275	31	995
Disallowed storm costs	54	-	-	54
Merger-related	-	-	11	11
Amortization of storm reserve deficiency	70	-	-	70
Depreciation and amortization	392	178	11	581
Taxes other than income taxes	504	43	1	548

Total operating expenses	4,998	1,388	100	6,486

Operating Income (Loss)	585	335	(13)	907

Other Income (Deductions)
Interest charges	(143)	(127)	(77)	(347)
Equity in earnings of equity method investees	-	41	-	41
Gains (losses) on disposal of equity method investees
and leveraged leases - net	-	-	-	-
Allowance for equity funds used during construction	9	-	-	9
Interest income	13	12	2	27
Other - net	(5)	2	4	1

Total other income (deductions) - net	(126)	(72)	(71)	(269)

Income (Loss) Before Income Taxes	459	263	(84)	638

Income Tax Expense (Benefit)	154	20	(22)	152

Net Income (Loss)	$ 305	$ 243	$ (62)	$ 486

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 305	$ 243	$ (62)	$ 486

Adjustments, net of income taxes:
Merger costs	-	-	7	7
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(2)	-	(2)

Adjusted Earnings (Loss)	$ 305	$ 241	$ (55)	$ 491

Earnings (Loss) Per Share (assuming dilution)	$ 0.77	$ 0.61	$ (0.15)	$ 1.23
Adjusted Earnings (Loss) Per Share	$ 0.77	$ 0.60	$ (0.13)	$ 1.24
Weighted-average shares outstanding (assuming dilution)				395

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Six Months Ended June 30, 2005	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 4,338	$ 792	$ 48	$ 5,178

Operating Expenses
Fuel, purchased power and interchange	2,226	394	11	2,631
Other operations and maintenance	626	204	22	852
Disallowed storm costs	-	-	-	-
Merger-related	-	-	-	-
Amortization of storm reserve deficiency	63	-	-	63
Depreciation and amortization	462	148	11	621
Taxes other than income taxes	418	37	3	458

Total operating expenses	3,795	783	47	4,625

Operating Income (Loss)	543	9	1	553

Other Income (Deductions)
Interest charges	(99)	(108)	(71)	(278)
Equity in earnings of equity method investees	-	46	-	46
Gains (losses) on disposal of equity method investees
and leveraged leases - net	-	16	7	23
Allowance for equity funds used during construction	22	-	-	22
Interest income	4	14	14	32
Other - net	1	20	(3)	18

Total other income (deductions) - net	(72)	(12)	(53)	(137)

Income (Loss) Before Income Taxes	471	(3)	(52)	416

Income Tax Expense (Benefit)	158	(60)	(22)	76

Net Income (Loss)	$ 313	$ 57	$ (30)	$ 340

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 313	$ 57	$ (30)	$ 340

Adjustments, net of income taxes:
Merger costs	-	-	-	-
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	83	-	83

Adjusted Earnings (Loss)	$ 313	$ 140	$ (30)	$ 423

Earnings (Loss) Per Share (assuming dilution)	$ 0.82	$ 0.15	$ (0.08)	$ 0.89
Adjusted Earnings (Loss) Per Share	$ 0.82	$ 0.37	$ (0.08)	$ 1.11
Weighted-average shares outstanding (assuming dilution)				381

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Preliminary Condensed Consolidated Balance Sheets (millions) (unaudited)

June 30, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 23,644	$ 9,209	$ 322	$ 33,175
Nuclear fuel	394	227	-	621
Construction work in progress	1,018	356	9	1,383
Less accumulated depreciation and amortization	(9,740)	(1,444)	(117)	(11,301)

Total property, plant and equipment - net	15,316	8,348	214	23,878

Current Assets
Cash and cash equivalents	60	41	33	134
Customer receivables, net of allowances	925	432	15	1,372
Other receivables, net of allowances	174	185	113	472
Material, supplies and fossil fuel inventory - at avg. cost	566	201	10	777
Regulatory Assets:
Deferred clause and franchise expenses	577	-	-	577
Storm reserve deficiency	158	-	-	158
Derivatives	215	-	-	215
Other	7	-	-	7
Derivatives	18	199	1	218
Other	166	294	(39)	421

Total current assets	2,866	1,352	133	4,351

Other Assets
Nuclear decommissioning reserve funds	2,098	510	-	2,608
Other investments	8	299	130	437
Regulatory assets:
Storm reserve deficiency	801	-	-	801
Deferred clause expenses	170	-	-	170
Unamortized loss on reacquired debt	40	-	-	40
Other	81	-	-	81
Other	990	297	96	1,383

Total other assets	4,188	1,106	226	5,520

Total Assets	$ 22,370	$ 10,806	$ 573	$ 33,749

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	5,042	(4,874)	4,486
Retained earnings	1,350	823	2,523	4,696
Accumulated other comprehensive income (loss)	-	(109)	(2)	(111)

Total common shareholders' equity	7,041	5,756	(3,722)	9,075
Long-term debt	4,213	2,309	1,838	8,360

Total capitalization	11,254	8,065	(1,884)	17,435

Current Liabilities
Commercial paper	958	-	734	1,692
Current maturities of long-term debt	-	212	1,666	1,878
Accounts payable	743	312	6	1,061
Customer deposits	446	11	-	457
Margin cash deposits	-	15	-	15
Accrued interest and taxes	329	43	37	409
Regulatory liabilities:
Deferred clause and franchise revenues	39	-	-	39
Derivatives	-	-	-	-
Derivatives	198	373	9	580
Other	603	217	(136)	684

Total current liabilities	3,316	1,183	2,316	6,815

Other Liabilities and Deferred Credits
Asset retirement obligations	1,513	384	1	1,898
Accumulated deferred income taxes	2,584	727	(54)	3,257
Regulatory liabilities:
Accrued asset removal costs	2,005	-	-	2,005
Asset retirement obligation regulatory expense difference	764	-	-	764
Unamortized investment tax credits	53	-	-	53
Other	90	-	-	90
Other	791	447	194	1,432

Total other liabilities and deferred credits	7,800	1,558	141	9,499

Commitments and Contingencies

Total Capitalization and Liabilities	$ 22,370	$ 10,806	$ 573	$ 33,749

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)

December 31, 2005	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 23,251	$ 8,312	$ 323	$ 31,886
Nuclear fuel	380	141	(1)	520
Construction work in progress	776	158	11	945
Less accumulated depreciation and amortization	(9,530)	(1,253)	(105)	(10,888)

Total property, plant and equipment - net	14,877	7,358	228	22,463

Current Assets
Cash and cash equivalents	56	83	391	530
Customer receivables, net of allowances	653	388	23	1,064
Other receivables, net of allowances	313	145	(92)	366
Material, supplies and fossil fuel inventory - at avg. cost	449	108	10	567
Regulatory Assets:
Deferred clause and franchise expenses	795	-	-	795
Storm reserve deficiency	156	-	-	156
Derivatives	-	-	-	-
Other	7	-	-	7
Derivatives	828	245	1	1,074
Other	212	113	103	428

Total current assets	3,469	1,082	436	4,987

Other Assets
Nuclear decommissioning reserve funds	2,083	318	-	2,401
Other investments	8	335	124	467
Regulatory assets:
Storm reserve deficiency	957	-	-	957
Deferred clause expenses	307	-	-	307
Unamortized loss on reacquired debt	42	-	-	42
Other	37	-	-	37
Other	946	315	82	1,343

Total other assets	4,380	968	206	5,554

Total Assets	$ 22,726	$ 9,408	$ 870	$ 33,004

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	4,308	(4,444)	4,182
Retained earnings	1,046	580	2,880	4,506
Accumulated other comprehensive income (loss)	-	(192)	(1)	(193)

Total common shareholders' equity	6,737	4,696	(2,934)	8,499
Long-term debt	3,271	2,264	2,504	8,039

Total capitalization	10,008	6,960	(430)	16,538

Current Liabilities
Commercial paper	1,159	-	-	1,159
Current maturities of long-term debt	135	176	1,093	1,404
Accounts payable	863	361	21	1,245
Customer deposits	423	10	-	433
Margin cash deposits	382	11	-	393
Accrued interest and taxes	174	41	38	253
Regulatory liabilities:
Deferred clause and franchise revenues	32	-	-	32
Derivatives	757	-	-	757
Derivatives	-	449	14	463
Other	929	193	6	1,128

Total current liabilities	4,854	1,241	1,172	7,267

Other Liabilities and Deferred Credits
Asset retirement obligations	1,474	211	-	1,685
Accumulated deferred income taxes	2,647	419	(51)	3,015
Regulatory liabilities:
Accrued asset removal costs	2,033	-	-	2,033
Asset retirement obligation regulatory expense difference	786	-	-	786
Unamortized investment tax credits	62	-	-	62
Other	90	-	-	90
Other	772	577	179	1,528

Total other liabilities and deferred credits	7,864	1,207	128	9,199

Commitments and Contingencies

Total Capitalization and Liabilities	$ 22,726	$ 9,408	$ 870	$ 33,004

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Six Months Ended June 30, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 305	$ 243	$(62)	$ 486
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	371	178	11	560
Nuclear fuel amortization	43	21	-	64
Recoverable storm-related costs of FPL	(319)	-	-	(319)
Amortization of storm reserve deficiency	70	-	-	70
Unrealized (gains) losses on marked to market energy contracts	-	(26)	-	(26)
Deferred income taxes and related regulatory credit	175	94	(1)	268
Cost recovery clauses and franchise fees	362	-	-	362
Equity in earnings of equity method investees	-	(41)	-	(41)
Distribution of earnings from equity method investees	-	55	-	55
Changes in operating assets and liabilities:
Customer receivables	(272)	(43)	8	(307)
Other receivables	32	48	(14)	66
Material, supplies and fossil fuel inventory	(118)	(80)	1	(197)
Other current assets	(44)	(14)	6	(52)
Deferred pension cost	(39)	-	(9)	(48)
Accounts payable	(91)	(52)	(16)	(159)
Customer deposits	23	1	-	24
Margin cash deposits	(382)	4	-	(378)
Income taxes	125	(80)	(198)	(153)
Interest and other taxes	155	(4)	5	156
Other current liabilities	(10)	(7)	2	(15)
Other liabilities	(23)	(7)	17	(13)
Other - net	46	(35)	60	71

Net cash provided by (used in) operating activities	409	255	(190)	474

Cash Flows From Investing Activities
Capital expenditures of FPL	(933)	-	-	(933)
Independent power investments	-	(1,076)	-	(1,076)
Nuclear fuel purchases	(42)	(64)	-	(106)
Sale of independent power investments	-	-	-	-
Proceeds from sale of securities in nuclear decommissioning funds	1,579	287	-	1,866
Purchases of securities in nuclear decommissioning funds	(1,611)	(294)	1	(1,904)
Proceeds from sale of other securities	-	-	36	36
Purchases of other securities	-	-	(46)	(46)
Funding of secured loan	-	-	-	-
Repayment of secured loan	-	-	-	-
Proceeds from termination and sale of leveraged leases	-	-	-	-
Other - net	-	9	(17)	(8)

Net cash provided by (used in) investing activities	(1,007)	(1,138)	(26)	(2,171)

Cash Flows From Financing Activities
Issuances of long-term debt	938	204	399	1,541
Retirements of long-term debt	(135)	(124)	(500)	(759)
Proceeds from purchased Corporate Units	-	-	210	210
Payments to terminate Corporate Units	-	-	(258)	(258)
Retirements of preferred stock	-	-	-	-
Net change in short-term debt	(201)	-	734	533
Issuances of common stock	-	-	303	303
Dividends on common stock	-	-	(296)	(296)
Dividends & capital distributions from (to) FPL Group - net	-	733	(733)	-
Other - net	-	28	(1)	27

Net cash provided by (used in) financing activities	602	841	(142)	1,301

Net increase (decrease) in cash and cash equivalents	4	(42)	(358)	(396)
Cash and cash equivalents at beginning of period	56	83	391	530

Cash and cash equivalents at end of period	$ 60	$ 41	$ 33	$ 134

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Six Months Ended June 30, 2005	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 313	$ 57	$(30)	$ 340
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	441	148	11	600
Nuclear fuel amortization	35	11	(1)	45
Recoverable storm-related costs of FPL	(246)	-	-	(246)
Amortization of storm reserve deficiency	63	-	-	63
Unrealized (gains) losses on marked to market energy contracts	-	126	-	126
Deferred income taxes and related regulatory credit	114	61	(11)	164
Cost recovery clauses and franchise fees	(35)	-	-	(35)
Equity in earnings of equity method investees	-	(46)	-	(46)
Distribution of earnings from equity method investees	-	9	-	9
Changes in operating assets and liabilities:
Customer Receivables	(102)	(139)	4	(237)
Other receivables	8	(19)	(24)	(35)
Material, supplies and fossil fuel inventory	(76)	(5)	-	(81)
Other current assets	(42)	(2)	8	(36)
Deferred pension cost	(37)	-	(9)	(46)
Accounts payable	160	92	1	253
Customer deposits	7	1	(6)	2
Margin cash deposits	-	6	-	6
Income taxes	85	(121)	(40)	(76)
Interest and other taxes	116	(3)	1	114
Other current liabilities	(36)	(71)	6	(101)
Other liabilities	26	(6)	(28)	(8)
Other - net	(18)	26	11	19

Net cash provided by (used in) operating activities	776	125	(107)	794

Cash Flows From Investing Activities
Capital expenditures of FPL	(808)	-	-	(808)
Independent power investments	-	(434)	-	(434)
Nuclear fuel purchases	(37)	(1)	-	(38)
Sale of independent power investments	-	16	-	16
Proceeds from sale of securities in nuclear decommissioning funds	1,101	33	-	1,134
Purchases of securities in nuclear decommissioning & storm funds	(1,170)	(42)	-	(1,212)
Proceeds from sale of other securities	-	-	64	64
Purchases of other securities	-	-	(76)	(76)
Funding of secured loan	-	-	(33)	(33)
Proceeds from termination of leveraged lease	-	-	43	43
Other - net	(2)	28	(6)	20

Net cash provided by (used in) investing activities	(916)	(400)	(8)	(1,324)

Cash Flows From Financing Activities
Issuances of long-term debt	294	505	-	799
Retirements of long-term debt	-	(70)	(605)	(675)
Retirements of preferred stock	(25)	-	20	(5)
Net change in short-term debt	(55)	-	34	(21)
Issuances of common stock	-	-	610	610
Dividends on common stock	-	-	(271)	(271)
Dividends & capital distributions from (to) FPL Group - net	-	(216)	216	-
Other - net	(66)	28	60	22

Net cash provided by (used in) financing activities	148	247	64	459

Net increase (decrease) in cash and cash equivalents	8	(28)	(51)	(71)
Cash and cash equivalents at beginning of period	65	92	68	225

Cash and cash equivalents at end of period	$ 73	$ 64	$ 17	$ 154

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.
FPL Group, Inc. Earnings Per Share Summary (assuming dilution) (unaudited)
			Three Months Ended June 30,

			2006	2005

Florida Power & Light Company			$ 0.46	$ 0.52
FPL Energy, LLC			0.23	0.05
Corporate and Other			(0.09)	(0.05)

Earnings Per Share			$ 0.60	$ 0.52

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:

Earnings Per Share			$ 0.60	$ 0.52

Adjustments, net of income taxes:
Merger-costs			0.01	-
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy			0.05	0.14

Adjusted Earnings Per Share			$ 0.66	$ 0.66

	Six Months Ended June 30,

	2006	2005

Florida Power & Light Company	$ 0.77	$ 0.82
FPL Energy, LLC	0.61	0.15
Corporate and Other	(0.15)	(0.08)

Earnings Per Share	$ 1.23	$ 0.89

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:

Earnings Per Share	$ 1.23	$ 0.89

Adjustments, net of income taxes:
Merger-costs	0.02	-
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy	(0.01)	0.22

Adjusted Earnings Per Share	$ 1.24	$ 1.11

FPL Group, Inc. Earnings Per Share Contributions (assuming dilution) (unaudited)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year-To-Date

FPL Group - 2005 Earnings Per Share	$0.36	$0.52			$0.89

Florida Power & Light - 2005 Earnings Per Share	0.30	0.52			0.82
Customer growth	0.03	0.03			0.05
Usage due to weather	(0.01)	0.06			0.05
Underlying usage growth and price mix	0.02	-			0.01
Depreciation expense	0.06	0.06			0.12
O&M expense	(0.02)	(0.05)			(0.07)
Storm disallowance	-	(0.07)			(0.07)
AFUDC	(0.02)	(0.02)			(0.04)
Interest expense (gross)	(0.03)	(0.03)			(0.06)
Share dilution	(0.01)	(0.01)			(0.03)
Other	(0.01)	(0.03)			(0.01)

Florida Power & Light - 2006 Earnings Per Share	0.31	0.46			0.77

FPL Energy - 2005 Earnings Per Share	0.10	0.05			0.15
New investments	0.05	0.07			0.12
Existing assets	0.16	0.03			0.19
Asset optimization and trading	-	0.02			0.02
Restructurings activities	(0.03)	(0.01)			(0.04)
Non-qualifying hedges impact	0.14	0.09			0.23
Share dilution	-	-			(0.01)
Other, including interest expense	(0.04)	(0.02)			(0.05)

FPL Energy - 2006 Earnings Per Share	0.38	0.23			0.61

Corporate and Other - 2005 Earnings Per Share	(0.04)	(0.05)			(0.08)
FPL FiberNet operations	0.01	-			0.01
Merger-costs	(0.01)	(0.01)			(0.02)
Share dilution	-	-			0.01
Other, including interest expense	(0.02)	(0.03)			(0.07)

Corporate and Other - 2006 Earnings Per Share	(0.06)	(0.09)			(0.15)

FPL Group - 2006 Earnings Per Share	$0.63	$0.60			$1.23

The sum of the quarterly amounts may not equal the total for the year due to rounding.

FPL Group, Inc. Schedule of Total Debt and Equity (millions) (unaudited)
June 30, 2006	Per Books	Adjusted [1]

Long-term debt, including current maturities and
commercial paper
Junior Subordinated Debentures[2]	$ 309
Project debt:
Natural gas-fired assets	354
Wind assets	1,453
Debt with partial corporate support:
Natural gas-fired assets	352
Other long-term debt, including current maturities and
commercial paper	9,462	$9,462

Total debt	11,930	9,462
Junior Subordinated Debentures[2]		309
Common shareholders' equity	9,075	9,075

Total capitalization, including debt due within one year	$21,005	$18,846

Debt ratio	57%	50%

December 31, 2005	Per Books	Adjusted [1]

Long-term debt, including current maturities and
commercial paper
Equity-linked debt securities	$ 506
Junior Subordinated Debentures[2]	309
Project debt:
Natural gas-fired assets	393
Wind assets	1,320
Debt with partial corporate support:
Natural gas-fired assets	358
Other long-term debt, including current maturities and
commercial paper	7,716	$7,716

Total debt and preferred stock	10,602	7,716

Junior Subordinated Debentures[2]		309
Common shareholders' equity	8,499	8,499
Equity-linked debt securities		506

Total capitalization, including debt due within one year	$19,101	$17,030

Debt ratio	56%	45%
1 Ratios exclude impact of imputed debt for purchase power obligations
2 Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities)

FPL Group, Inc. Commercial Paper and Current Maturities of Long-term Debt Schedule as of June 30, 2006 (unaudited)
Type of Debt	Interest Rate (%)	Payment Date	Amount (millions)

Florida Power & Light
Commercial Paper	VAR	VAR	$958

TOTAL FLORIDA POWER & LIGHT			958

FPL Group Capital
Commercial paper	VAR	VAR	734
Debentures	7.625	09/15/06	600
Debentures	4.086	02/16/07	575
Debentures	6.125	05/15/07	500
Fair value swap			(9)

FPL Energy
Senior Secured Bonds
Principal Payments	5.608	09/10/06	10
Principal Payments	6.125	09/25/06	3
Principal Payments	7.520	01/03/07	14
Principal Payments	5.608	03/10/07	9
Principal Payments	6.125	03/25/07	4
Principal Payments	6.876	06/27/07	10
Principal Payments	6.639	06/30/07	27
Principal Payments	7.520	06/30/07	14

Total Senior Secured Bonds			91

Senior Secured Notes
Principal Payments	7.110	01/02/07	3
Principal Payments	7.110	06/30/07	3

Total Senior Secured Notes			6

Construction Term Facility
Principal Payments	VAR	12/31/06	19
Principal Payments	VAR	06/30/07	9

Total Construction Term Facility			28

Other Debt
Principal Payments	VAR	Quarterly	5
Principal Payments	VAR	Quarterly	1
Principal Payments	VAR	07/20/06	5
Principal Payments	VAR	07/31/06	6
Principal Payments	VAR	11/30/06	11
Principal Payments	VAR	01/31/07	4
Principal Payments	VAR	03/16/07	55

Total Other Debt			87

TOTAL FPL ENERGY			212

TOTAL FPL GROUP CAPITAL			2,612

TOTAL FPL GROUP, INC.			$ 3,570

May not agree to financial statements due to rounding.

FPL Group, Inc. Long-term Debt, Net of Current Maturities Schedule as of June 30, 2006 (unaudited)

Type of Debt	Interest Rate (%)	Maturity Date	Amount (millions)

Florida Power & Light
First Mortgage Bonds	6.000	06/01/08	$ 200
First Mortgage Bonds	5.875	04/01/09	225
First Mortgage Bonds	4.850	02/01/13	400
First Mortgage Bonds	5.850	02/01/33	200
First Mortgage Bonds	5.950	10/01/33	300
First Mortgage Bonds	5.625	04/01/34	500
First Mortgage Bonds	5.650	02/01/35	240
First Mortgage Bonds	4.950	06/01/35	300
First Mortgage Bonds	6.200	06/01/35	300
First Mortgage Bonds	5.400	09/01/35	300
First Mortgage Bonds	5.650	02/01/37	400

Total First Mortgage Bonds			3,365

Revenue Refunding Bonds
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79

Total Revenue Refunding Bonds			94

Pollution Control Bonds
Dade	VAR	04/01/20	9
Martin	VAR	07/15/22	96
Jacksonville	VAR	09/01/24	46
Manatee	VAR	09/01/24	17
Putnam	VAR	09/01/24	4
Jacksonville	VAR	05/01/27	28
St. Lucie	VAR	09/01/28	242
Jacksonville	VAR	05/01/29	52

Total Pollution Control Bonds			494

Industrial Bonds
Dade	VAR	06/01/21	46

Total Industrial Bonds			46

Term Loan		05/16/08	250
Unamortized discount			(35)

TOTAL FLORIDA POWER & LIGHT			4,214

FPL Group Capital

Debentures (B Equity Units)	5.551	02/16/08	506
Debentures	7.375	06/01/09	225
Debentures	7.375	06/01/09	400
Debentures (Junior Subordinated)	5.875	03/15/44	309

Total Debentures			1,440

Term Loans		06/06/08	400
Unamortized discount			(2)

FPL Energy
Senior Secured Bonds
Senior Secured Bonds	6.876	06/27/17	89
Senior Secured Bonds	6.125	03/25/19	88
Senior Secured Bonds	6.639	06/20/23	287
Senior Secured Bonds	5.608	03/10/24	326

Total Senior Secured Bonds			790

Senior Secured Notes	7.520	06/30/19	221
Senior Secured Notes	7.110	06/28/20	99
Senior Secured Notes	6.665	01/10/31	202

Construction Term Facility	VAR	06/30/08	346

Other Debt
Other Debt	VAR	12/27/07	324
Other Debt	VAR	12/19/17	99
Other Debt	8.010	12/31/18	3
Other Debt	Part fixed & VAR	11/30/19	217
Other Debt	10.630 & 6.650	09/30/20	8

Total Other Debt			651

TOTAL FPL ENERGY			2,309

TOTAL FPL GROUP CAPITAL			4,147

TOTAL FPL GROUP, INC.			$ 8,361

May not agree to financial statements due to rounding.

Florida Power & Light Company
Statistics
(unaudited)

	Quarter		Year to Date

Periods Ended June 30,	2006	2005	2006	2005

Energy sales (million kwh)
Residential	13,446	12,506	24,820	23,903
Commercial	11,010	10,596	21,004	20,409
Industrial	1,033	948	2,018	1,932
Public authorities	133	137	281	282
Electric utilities	385	375	758	726
Increase (decrease) in unbilled sales	1,601	1,293	1,033	535
Interchange power sales	346	416	1,341	1,122

Total	27,954	26,271	51,255	48,909

Average price (cents/kwh) [1]
Residential	11.88	9.63	11.83	9.58
Commercial	10.58	8.27	10.56	8.23
Industrial	9.00	6.85	8.87	6.75
Total	11.15	8.89	11.09	8.84

Average customer accounts (000's)
Residential	3,898	3,822	3,889	3,811
Commercial	477	469	476	467
Industrial	21	20	21	20
Other	4	4	3	3

Total	4,400	4,315	4,389	4,301

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2006	Normal	2005

Three months ended June 30
Heating degree-days	-	6	3
Cooling degree-days	537	485	416
Six months ended June 30
Heating degree-days	191	220	200
Cooling degree-days	573	534	452